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                                  Exhibit 23
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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Mahaska Investment Company:

We consent to incorporation by reference in the Mahaska Investment Company and subsidiaries Form 10-K, our report dated February 18, 2000, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Proxy dated March 27, 2000.


/s/ KPMG LLP

March 29, 2000
Des Moines, Iowa